As filed with the U.S. Securities and Exchange Commission on October 19, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2234473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

825 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

(610) 373-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Score Media and Gaming Inc. Second Amended and Restated Stock Option and Restricted Stock Unit Plan

(Full title of the plan)

Harper Ko

Executive Vice President, Chief Legal Officer and Secretary

Penn National Gaming, Inc.

825 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

(610) 378-8214

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Daniel A. Neff

Zachary S. Podolsky

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common stock, $0.01 par value per share:	783,707 shares(2)	$78.32	$61,379,933	$5,690
Common stock, $0.01 par value per share:	266,886 shares(3)	$78.32	$20,902,512	$1,938

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”) of Penn National Gaming, Inc. (“Penn National” or the “Company”), which may become issuable under the equity plan being registered pursuant to this registration statement by reason of stock dividends, stock splits, recapitalizations or any other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(2) Represents shares of Penn National Common Stock issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant to the Score Media and Gaming Inc. Second Amended and Restated Stock Option and Restricted Stock Unit Plan (the “Score Media Plan”) which equity awards were converted into equity awards in respect of Penn National Common Stock pursuant to an arrangement agreement, dated as of August 4, 2021 (as amended, the “Arrangement Agreement”), by and among Penn National, 1317774 B.C. Ltd., a British Columbia corporation and an indirect subsidiary of Penn National, and Score Media and Gaming Inc., a British Columbia corporation.

(3) Represents shares of Penn National Common Stock issuable pursuant to equity awards to be granted under the Score Media Plan pursuant to the share reserve under the Score Media Plan, which was converted into a share reserve relating to Penn National Common Stock in connection with the transactions contemplated by the Arrangement Agreement.

(4) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based on the average of $79.81 (high) and $76.83 (low) sale price of Penn National’s Common Stock as reported on the NASDAQ Global Select Market on October 15, 2021.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Penn National in connection with the consummation on October 19, 2021 of the transactions contemplated by, and in accordance with the terms and conditions of, an arrangement agreement, dated as of August 4, 2021 (as amended, the “Arrangement Agreement”), by and among Penn National, 1317774 B.C. Ltd., a British Columbia corporation and an indirect subsidiary of Penn National (“Purchaser”), and Score Media and Gaming Inc., a British Columbia corporation (“theScore”), pursuant to which Purchaser, among other things, acquired all of the Class A Subordinate Voting Shares (“theScore Class A Shares”) and Special Voting Shares (together with theScore Class A Shares, the “Shares”) of theScore, other than Shares held by the Company or its subsidiaries. The transactions contemplated by the Arrangement Agreement were implemented by way of a court-approved plan of arrangement (the “Plan of Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia), as amended.

Pursuant to the Arrangement Agreement and Plan of Arrangement, on October 19, 2021, (a) each outstanding and unvested stock option of theScore held by an employee of theScore, was converted into an option of the Company (a “Company Option”) to purchase a number of shares of Company Common Stock, determined in accordance with and pursuant to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement, and (b) each outstanding award of restricted share units of theScore held by an employee of theScore, converted into a restricted stock unit award in respect of a number of shares of Company Common Stock (a “Company RSU”) determined in accordance with and pursuant to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement.

Upon the consummation of the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement, the Company assumed the Score Media Plan and the remaining share reserve thereunder, which was converted into a share reserve relating to shares of Company Common Stock based on the equity award exchange ratio applicable to outstanding equity awards of theScore under the terms of the Arrangement Agreement and the Plan of Arrangement.

This registration statement registers shares of Company Common Stock which may be issuable pursuant to the Score Media Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this registration statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 and June 30, 2021;

•	the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Current Reports on Form 8-K filed on January 4, 2021, April 13, 2021, June 8, 2021, June 11, 2021, June 21, 2021, July 1, 2021, August 5, 2021 (accepted at 4:55 p.m.), August 26, 2021, September 20, 2021 and October 19, 2021 (other than the portions of those documents furnished and not deemed to be filed); and

•	the description of the Company’s Common Stock included in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the foregoing, no information is incorporated by reference in this registration statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this registration statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses (including attorneys’ fees) actually and reasonably incurred in defense and settlement of such action and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, Section 1743 of the PBCL provides that, to the extent that a director or officer of a business corporation has been successful on the merits or otherwise in defense of a proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Further,  Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also,  Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 8.01 of the Penn National bylaws provide for indemnification, to the fullest extent permitted by Pennsylvania law, for directors, officers and certain employees against all liability, loss and expense (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that such person is or was a director or officer of Penn National, or is or was serving at the request of Penn National as a director, officer, employee, agent, fiduciary or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise or entity. The Penn National bylaws also require the advancement of expenses.

Section 1747 of the PBCL permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by such individual in any such capacity, or arising out of his or her status as such, whether or not the corporation or other enterprise would have the power to indemnify the person against such liability under the provisions described above.

Section 8.07 of the Penn National bylaws provides that, among other things, it may purchase and maintain insurance to secure its indemnification provisions. Penn National maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, Penn National may receive reimbursement for amounts as to which the directors and officers are indemnified by Penn National under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by  Section 1713(a) of the PBCL, Section 4.14 of the Penn National bylaws provide that no director shall be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office under the articles, bylaws or the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Section 1713(b) of the PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. Section 1715(d) of the PBCL creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. Section 1712 of the PBCL, in defining the standard of care a director owes to a corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his or her duties as a director or as a member of any committee of the board of directors in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

The foregoing summaries are subject to the complete text of the PBCL and the Penn National articles of incorporation and bylaws and are qualified in their entirety by reference thereto.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit No.	Description of Exhibit
4.1	Second Amended and Restated Articles of Incorporation of Penn National Gaming, Inc (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 21, 2021). (SEC File No. 000-24206).
4.2	Fourth Amended and Restated Bylaws of Penn National Gaming, Inc., as amended on May 28, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 31, 2019). (SEC File No. 000-24206).
4.3*	Score Media and Gaming Inc. Second Amended and Restated Stock Option and Restricted Stock Unit Plan
5.1*	Opinion of Ballard Spahr LLP.
23.1*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1	Powers of Attorney (included on signature page of this registration statement).

*            Filed herewith.

Item 9. Undertakings

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on this 19th day of October, 2021.

PENN NATIONAL GAMING, INC.

By:	/s/ Harper Ko

Name:	Harper Ko
Title:	Executive Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Jay A. Snowden and Harper Ko and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jay A. Snowden	President, Chief Executive Officer and Director (Principal Executive Officer)	October 19, 2021
Jay A. Snowden

/s/ Felicia Hendrix	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 19, 2021
Felicia Hendrix

/s/ Christine LaBombard	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 19, 2021
Christine LaBombard

/s/ David A. Handler	Director, Chairman of the Board	October 19, 2021
David A. Handler

/s/ Vimla Black-Gupta	Director	October 19, 2021
Vimla Black-Gupta

Signatures	Title	Date

/s/ John M. Jacquemin	Director	October 19, 2021
John M. Jacquemin

/s/ Marla Kaplowitz	Director	October 19, 2021
Marla Kaplowitz

/s/ Ronald J. Naples	Director	October 19, 2021
Ronald J. Naples

/s/ Saul V. Reibstein	Director	October 19, 2021
Saul V. Reibstein

/s/ Jane Scaccetti	Director	October 19, 2021
Jane Scaccetti

/s/ Barbara Z. Shattuck Kohn	Director	October 19, 2021
Barbara Z. Shattuck Kohn